中华人民共和国中外合作经营企业法

Law of the People’s Republic of China on Sino-Foreign Contractual Joint Ventures

Article 1

This Law is formulated to expand economic cooperation and technological exchange with foreign countries and to promote the joint establishment, on the principle of equality and mutual benefit, by foreign enterprises and other economic organizations or individuals (hereinafter referred to as the foreign party) and Chinese enterprises or other economic organizations (hereinafter referred to as the Chinese party), of Sino-foreign contractual joint ventures (hereinafter referred to as contractual joint ventures) within the territory of the People's Republic of China.

Article 2

(1)	In establishing a contractual joint venture, the Chinese and foreign parties shall, in accordance with the provisions of this Law, prescribe in their contractual joint venture contract such matters as the conditions for investment or cooperation, the distribution of earnings or products, the sharing of risks and losses, the manners of operation and management and the ownership of the property at the time of the termination of the contractual joint venture.

(2)	A contractual joint venture which meets the conditions for being considered as a legal person under the Chinese law, shall acquire the status(资格)of a Chinese legal person in accordance with law.

Article 3

(1)	The state shall, according to law, protect the lawful rights and interests of contractual joint ventures and of the Chinese and foreign parties.

(2)	A contractual joint venture must abide by Chinese laws and regulations and must not injure the public interests of China.

(3)	The relevant state authorities shall exercise supervision over the contractual joint ventures according to law.

Article 4

The state shall encourage the establishment of productive contractual joint ventures that are export-oriented or technologically advanced.

Article 5

To apply for the establishment of a contractual joint venture, such documents as the agreement, the contract and the articles of association signed by the Chinese and foreign parties shall be submitted for examination and approval to the department in charge of foreign economic relations and trade under the State Council or to the department or local government authorized by the State Council (hereinafter referred to as the examination and approval authority). The examination and approval authority shall, within 45 days of receiving the application, decide whether or not to grant approval.

Article 6

(1)	When the application for the establishment of a contractual joint venture is approved, the parties shall, within 30 days of receiving the certificate of approval, apply to the administrative authorities for industry and commerce for registration and obtain a business license. The date of issuance of the business licence of a contractual joint venture shall be the date of its establishment. (2) A contractual joint venture shall, within 30 days of its establishment, carry out tax registration with the tax authorities.

Article 7

If the Chinese and foreign parties, during the period of operation of their contractual joint venture, agree through consultation to make major modifications to the contractual joint venture contract, they shall report to the examination and approval authority for approval. If the modifications include items involving statutory industry and commerce registration or tax registration, they shall register the modifications with the administrative authorities for industry and commerce and with the tax authorities.

Article 8

The investment or conditions for cooperation contributed by the Chinese and foreign parties may be provided in cash or in kind, or may include the right to the use of land, industrial property rights, non-patent technology or other property rights.

Article 9

(1)	The Chinese and foreign parties shall, in accordance with the provisions of the laws and regulations and the agreements in the contractual joint venture contract, duly fulfill their obligations of contributing full Investment and providing the conditions for cooperation. In case of failure to do so within the prescribed time, the administrative authorities for industry and commerce shall set another time limit for the fulfillment of such obligations. If such obligations are still not fulfilled by the new time limit, the matter shall be handled by the examination and approval authority and the administrative authorities for industry and commerce according to relevant state provisions.

(2)	The investments or conditions for cooperation provided by the Chinese and foreign parties shall be verified by an accountant registered in China or the relevant authorities, who shall produce a certificate after verification.

Article 10

If a Chinese or foreign party wishes to make an assignment of all or part of its rights and obligations prescribed in the contractual joint venture contract, it must obtain the consent of the other party or parties and report to the examination and approval authority for approval.

Article 11

A contractual joint venture shall conductits operational and managerial activities in accordance with the approved contract and articles of association for the contractual joint venture. The right of a contractual joint venture to make its own operational and managerial decisions shall not be interfered with.

Article 12

(1)	A contractual joint venture shall establish a board of directors or a joint managerial institution which shall, according to the contract or the articles of association for the contractual joint venture, decide on the major issues concerning the joint venture.

(2)	If the Chinese or foreign party assumes the chairmanship of the board of directors or the directorship of the joint managerial institution, the other party shall assume the vice- chairmanship of the board or the deputy directorship of the joint managerial institution. The board of directors or the joint managerial institution may decide on the appointment or employment of a general manager, who shall take charge of the daily operation and management of the contractual joint venture. The general manager shall be accountable to the board of directors or the joint managerial institution.

(3)	If a contractual joint venture, after its establishment, chooses to entrust a third party with its operation and management, it must obtain the unanimous consent of the board of directors or the joint managerial institution, report to the examination and approval authority for approval, and register the change with the administrative authorities for industry and commerce.

Article 13

The employment, dismissal, remuneration, welfare, labor protection and labor insurance, etc. of the staff members and workers of a contractual joint venture shall be specified in contracts concluded in accordance with law.

Article 14

(1)	The staff and workers of a contractual joint venture shall, in accordance with law, establish their trade union organization to carry out trade union activities and protect their lawful rights and interests.

(2)	A contractual joint venture shall provide the necessary conditions for the joint venture's trade union to carry out its activities.

Article 15

(1)	A contractual joint venture must establish its account books within the territory of China, file its accounting statements according to relevant provisions and accept supervision by the financial and tax authorities.

(3)	If a contractual joint venture, in violation of the provisions prescribed in the preceding paragraph, does not establish its account books within the territory of China, the financial and tax authorities may impose a fine on it, and the administrative authorities for industry and commerce may order it to suspend its business operations or may revoke its business license.

Article 16

(1)	A contractual joint venture shall, by presenting its business license, open a foreign exchange account with a bank or any other financial institution which is permitted by the foreign exchange control authorities of the state to conduct transactions in foreign exchange.

(2)	A contractual joint venture shall handle its foreign exchange transactions in accordance with the provisions of the state on foreign exchange control.

Article 17

(1)	A contractual joint venture may obtain loans from financial institutions within the territory of China and may also obtain loans outside the territory of China.

(2)	Loans to be used by the Chinese and foreign parties as investment or conditions for cooperation, and their guarantees, shall be provided by each party on its own.

Article 18

The various kinds of insurance coverage of a contractual joint venture shall be furnished by insurance institutions within the territory of China.

Article 19

(1)	A contractual joint venture may, within its approved scope of operation, import materials it needs and export products it produces.

(2)	A contractual joint venture may purchase, on both the domestic market and the world market, the raw and processed materials, fuels, etc. within its approved scope of operation on the principle of fairness and reasonableness.

Article 20

A contractual joint venture shall achieve on its own the balance of its foreign exchange receipts and expenditures. If a contractual joint venture is unable to achieve the balance of its foreign exchange receipts and expenditures on its own, it may, in accordance with state provisions, apply to the relevant authorities for assistance.

Article 21

(1)	The Chinese and foreign parties shall distribute earnings or products, undertake risks and losses in accordance with the agreements prescribed in the contractual joint venture contract.

(3)	If, upon the expiration of the period of a joint venture's operation, all the fixed assets of the contractual joint venture, as agreed upon by the Chinese and foreign parties in the contractual joint venture contract, are to belong to the Chinese party, the Chinese and foreign parties may prescribe in the contractual joint venture contract the ways for the foreign party to recover its investment ahead of time during the period of the joint venture's operation. If the foreign party, as agreed upon in the contractual joint venture contract, is to recover its investment prior to the payment of income tax, it must apply to the financial and tax authorities, which shall examine and approve the application in accordance with the State’s provisions concerning taxes.

(4)	If, according to the provisions of the preceding paragraph, the foreign party is to recover its investment ahead of time during the period of the joint venture's operation, the Chinese and foreign parties shall, as stipulated by the relevant laws and agreed in the contractual joint venture contract, be liable for the debts of the venture.

Article 22

(1)	After the foreign party has fulfilled its obligations under the law and the contractual joint venture contract, the profits it receives as its share, its other legitimate income and the funds it receives as its share upon the termination of the joint venture, may be remitted abroad according to law.

(3)	The wages, salaries or other legitimate income earned by the foreign staff and workers of contractual joint ventures, after the payment of the individual income tax according to law, may be remitted abroad.

Article 23

(1)	Upon the expiration or termination in advance of the term of a contractual joint venture, its assets, credits and debts shall be liquidated according to legal procedures. The Chinese and foreign parties shall, in accordance with the agreement specified in the contractual joint venture contract, determine the ownership of the joint venture's property.

(2)	A contractual joint venture shall, upon the expiration or termination in advance of its term, cancel its registration with the administrative authorities for industry and commerce and the tax authorities.

Article 24

The period of operation of a contractual joint venture shall be determined through consultation by the Chinese and foreign parties and shall be clearly specified in the contractual joint venture contract. If the Chinese and foreign parties agree to extend the period of operation, they shall apply to the examination and approval authority 180 days prior to the expiration of the joint venture's term. The examination and approval authority shall decide whether or not to grant approval within 30 days of receiving the application.

Article 25

(1)	Any dispute between the Chinese and foreign parties arising from the execution of the contract or the articles of association for a contractual joint venture shall be settled through consultation or mediation. In case of a dispute which the Chinese or foreign party is unwilling to settle through consultation or mediation, or of a dispute which they have failed to settle through consultation or mediation, the Chinese and foreign parties may submit it to a Chinese arbitration agency or any other arbitration agency for arbitration in accordance with the arbitration clause in the contractual joint venture contract or a written agreement on arbitration concluded afterwards. (2) The Chinese or foreign party may bring a suit in a Chinese court, if no arbitration clause is provided in the contractual joint venture contract and if no written agreement is concluded afterwards.

Article 26

The detailed rules for the implementation of this Law shall be formulated by the department in charge of foreign economic relations and trade under the State Council and reported to the State Council for approval before implementation.

Article 27

This Law shall come into force as of the date of its promulgation.

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